EXHIBIT 12
                                                               ----------

                                                   NEWELL CO. AND SUBSIDIARIES
                                                   STATEMENT OF COMPUTATION OF
                                                 RATIO EARNINGS TO FIXED CHARGES
                                                (In thousands, except ratio data)

                                                                                               For the Year Ended
                                                                                                   December 31,
                                                                 Year-to-date          -----------------------------------
                                                                   June 30,
                                                                     1998                  1997*                 1996*
                                                                 ------------            ----------           ----------
     Earnings available to fixed charges:
        Income before income taxes                                $   213,328  (1)        $ 485,334           $   434,378
        Fixed charges -
          Interest expense                                             23,984                76,413                58,541
          Portion of rent determined
            to be interest (2)                                          8,868                16,963                15,185
          Minority interest in
            income of subsidiary trust                                 13,304                 1,528                     -
          Eliminate equity in earnings                                 (4,458)               (5,831)               (6,364)
                                                                   ----------             ----------            ---------
                                                                   $  255,026             $ 574,407             $ 501,740
                                                                   ==========             =========             =========
     Fixed charges:
        Interest expense                                            $  23,984             $  76,413             $  58,541
        Portion of rent determined
          to be interest (2)                                            8,868                16,963                15,185
        Minority interest in
          income of subsidiary trust                                   13,304                 1,528                     -
                                                                    ---------             ---------             ---------
                                                                    $  46,156             $  94,904             $  73,726
                                                                    =========             =========             =========

        Ratio of earnings to fixed charges                               5.53                  6.05                  6.81
                                                                    =========             =========             =========


     * Restated for the merger with Calphalon Corporation, which was accounted for as a pooling of interests.

     (1) Excludes one-time net pre-tax gain of $191,513 from the sale of Black & Decker stock, offset partially by
     $11,398 of one-time pre-tax charges.

     (2) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.



                                                               27